UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2026

ENERGY TRANSFER LP

(Exact name of registrant as specified in its charter)

Texas	1-32740	30-0108820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(Address of principal executive offices, including zip code)

(214) 981-0700

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	ET	New York Stock Exchange
9.250% Series I Fixed Rate Perpetual Preferred Units	ETprI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 6, 2026, Energy Transfer LP (the “Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., J.P. Morgan Securities LLC, PNC Capital Markets LLC, TD Securities (USA) LLC, and Truist Securities, Inc., as joint book-running managers and representatives of the several underwriters named therein (collectively, the “Underwriters”), with respect to the public offering (the “Offering”) by the Partnership of $650,000,000 aggregate principal amount of its Series 2026A junior subordinated notes due 2057 (the “Series 2026A Notes”) and $1,100,000,000 aggregate principal amount of its Series 2026B junior subordinated notes due 2057 (the “Series 2026B Notes” and together with the Series 2026A Notes, the “Notes”). Initially, the Series 2026A Notes will bear interest at an annual rate of 6.550% and the Series 2026B Notes will bear interest at an annual rate of 6.700%.

The Offering was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-3 (File No. 333-279982) of the Partnership, which became effective on June 6, 2024, as amended by Post-Effective Amendment No. 1 thereto and as supplemented by the Prospectus Supplement dated July 6, 2026 relating to the Offering, as filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act on July 6, 2026. The Offering is expected to close on July 20, 2026, subject to the satisfaction of customary closing conditions. The Partnership intends to use the net proceeds of approximately $1,732,500,000 (before offering expenses) from the Offering to redeem all of its outstanding 6.500% Series H Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units (the “Series H Preferred Units”), which are redeemable during the redemption period commencing August 15, 2026, to refinance existing indebtedness, including to repay commercial paper and borrowings under its revolving credit facility, and for general partnership purposes. This Current Report on Form 8-K does not constitute a notice of redemption with respect to the Series H Preferred Units. Notice of redemption with respect to the Series H Preferred Units will be issued at a later date, and such units will be redeemed during the redemption period, which commences August 15, 2026.

The Underwriting Agreement contains customary representations, warranties and agreements by the Partnership, and customary conditions to closing, indemnification obligations of the Partnership, as applicable, and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

The Underwriters may, from time to time, engage in transactions with and perform services for the Partnership and its affiliates in the ordinary course of business. Affiliates of each of the Underwriters are lenders under the Partnership’s revolving credit facility, and certain of the underwriters or their affiliates may be holders of the Series H Preferred Units. Accordingly, each of the Underwriters and their affiliates may receive a portion of the net proceeds from the Offering through any repayment of borrowings under the Partnership’s revolving credit facility or redemption of the Series H Preferred Units. Additionally, certain of the Underwriters or their affiliates are dealers on the Partnership’s commercial paper program and may receive a portion of the net proceeds from the Offering through any repayment of borrowings under such commercial paper program, to the extent they are holding any of the Partnership’s commercial paper.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 8.01.	Other Events.

On July 6, 2026, the Partnership issued a press release relating to the pricing of the Offering.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit

1.1	Underwriting Agreement, dated as of July 6, 2026 among Energy Transfer LP, as issuer, and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, PNC Capital Markets LLC, TD Securities (USA) LLC, and Truist Securities, Inc., as representatives of the several underwriters named therein, with respect to the Notes.

99.1	Energy Transfer LP Press Release, dated as of July 6, 2026, announcing the pricing of the Notes.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER LP

	By:	LE GP, LLC, its general partner

Date: July 6, 2026	/s/ Dylan A. Bramhall
Dylan A. Bramhall
Executive Vice President and Group Chief Financial Officer